UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

VPR BRANDS, LP

(Exact name of registrant as specified in its charter)

Delaware	000-54435	45-1740641
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4401 NW 167th Street, Miami, Florida 33055

(Address of principal executive offices)

(954) 684-8288

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, the Board of Directors of VPR Brands, LP (the “Company”) appointed Mr. Daniel Hoff, age 31, as its Chief Operating Officer (“COO”). Mr. Hoff previously served as a consultant to the Company since August 2016, serving as head of wholesale operations and Director of Alternative Products. He will retain these positions as COO.

From 2007 until 2011, Mr. Hoff served as Finance & Accounting Manager at Vapor Corp., a company that designs, markets and distributes e-cigarettes, vaporizers, e-liquids and accessories. In this position, Mr. Hoff supervised corporate finance and accounting functions. From 2011 until 2014, Mr. Hoff served as Production & New Products Manager at Vapor Corp. and focused on supply chain management, product development and design and key vendor relations. From 2014 until July 2016, he served as Key Accounts Executive & Head of Alternative Products, building Vapor Corp.’s alternative products division and leading wholesale operations and key account management. The Company acquired Vapor Corp.’s wholesale operations and inventory in July 2016, at which time Mr. Hoff joined the Company as a consultant until his appointment as COO.

As COO, Mr. Hoff will receive a salary of $1,250 per week and will continue to be eligible to receive any performance-based commission that he shall earn in accordance with the Company’s commission policy, ranging from 2.0% to 2.5% of wholesale sales made by Mr. Hoff.

On January 9, 2017, the Company issued a press release announcing Mr. Hoff’s appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of VPR Brands, LP dated January 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2017	VPR BRANDS, LP

By: /s/ Kevin Frija
Kevin Frija
Chief Executive Officer and Chief Financial Officer